UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 23, 2023

WORKDAY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35680	20-2480422
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6110 Stoneridge Mall Road
Pleasanton, California 94588
(Address of principal executive offices)

Registrant’s telephone number, including area code: (925) 951-9000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001	WDAY	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On and effective February 23, 2023, the Board of Directors (the “Board”) of Workday, Inc. (“Workday”) appointed Mark J. Hawkins as a Class II director, the class of directors that will next stand for election at Workday’s 2023 Annual Meeting of Stockholders. Mr. Hawkins served as President and CFO Emeritus of Salesforce.com, Inc., a software company, from February 2021 to November 2021, President and Chief Financial Officer from August 2017 to February 2021, and the Executive Vice President and Chief Financial Officer from August 2014 to 2017. Prior to that, he served as Chief Financial Officer and Executive Vice President of Autodesk, Inc., a design software and services company, Chief Financial Officer and Senior Vice President of Finance & IT at Logitech International S.A., a global hardware company, and held various positions at Dell and Hewlett-Packard. Mr. Hawkins has served as a director of SecureWorks Inc. since April 2016, Toast, Inc. since April 2020, and Cloudflare, Inc. since June 2022. He currently serves as a director of various privately held companies. Mr. Hawkins received a bachelor’s degree from Michigan State University and a master’s degree in business administration from the University of Colorado. He brings to our Board extensive experience as an officer and director of publicly traded software and technology companies and financial expertise in the technology industry.
In connection with his election to the Board, Mr. Hawkins will receive a one-time grant of restricted stock units in the amount of $750,000, one-fourth of which will vest on March 5, 2024, and the balance of which will vest in equal quarterly installments over the following twelve quarters, assuming continuous service through the applicable vesting dates. Workday has entered into its standard form of indemnification agreement with Mr. Hawkins. Mr. Hawkins has not yet been named to serve on any committee of the Board, and there are no arrangements or understandings between Mr. Hawkins and any other persons pursuant to which he was elected as a director. The Board has determined that Mr. Hawkins is independent in accordance with the applicable rules of the Nasdaq Stock Market. There are no transactions between Mr. Hawkins and Workday that would require disclosure under Item 404(a) of Regulation S-K.
On February 23, 2023, Robynne Sisco notified Workday of her intention to step down from her position as Co-President of Workday, effective immediately. On the same day, the Board appointed Sayan Chakraborty as Co-President, effective immediately, to serve alongside Doug Robinson as Co-President. Ms. Sisco will assume the role of Vice Chair, dedicating her focus to supporting Workday’s global sales team for the office of the CFO.
Mr. Chakraborty, 55, joined Workday in 2015 through its acquisition of GridCraft, Inc. and has served as Executive Vice President, Product and Technology since October 2021. Since joining Workday, Mr. Chakraborty has served in a variety of leadership roles within our technology and product organization, including Executive Vice President, Technology from December 2019 to October 2021, Senior Vice President of Technology from November 2017 to December 2019, and Vice President, Software Development from May 2015 to November 2017. Prior to joining Workday, he co-founded Gridcraft, Inc., a data analysis company, in 2013 and served as its Chief Operating Officer until its acquisition by Workday. Mr. Chakraborty received a bachelor’s degree and master’s degree in aerospace engineering from the Massachusetts Institute of Technology.
Mr. Chakraborty has no family relationship with any director or executive officer of Workday and Mr. Chakraborty has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Workday has entered into its standard form of indemnification agreement with Mr. Chakraborty.
A copy of the press release announcing Mr. Hawkins’ and Mr. Chakraborty's respective appointments is attached hereto as Exhibit 99.1. The information in the press release attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	Press release dated February 27, 2023
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: February 27, 2023

Workday, Inc.
/s/ Richard H. Sauer
Richard H. Sauer
Chief Legal Officer, Head of Corporate Affairs, and Corporate Secretary